EXHIBIT 99.2




[LOGO]




For Immediate Release           Contact:  For Extended Stay America, Inc.
                                          Corry W. Oakes III, President and COO
                                          James A. Ovenden, CFO
                                          (864) 573-1600



  EXTENDED STAY AMERICA, INC. ANNOUNCES DETERMINATION OF PURCHASE PRICE IN ITS
         TENDER OFFER FOR ITS 9-7/8% SENIOR SUBORDINATED NOTES DUE 2011


Spartanburg, SC - May 7, 2004 - Extended Stay America, Inc. announced today the determination of the consideration to be paid in its previously announced cash tender offer (the "Offer") and consent solicitation for any and all of its 9-7/8% Senior Subordinated Notes due 2011 (the "2011 Notes").

The total consideration for the 2011 Notes, which will be payable in respect of 2011 Notes accepted for payment that were validly tendered with consents and not withdrawn on or prior to 5:00 p.m., New York City time, on April 14, 2004, will be $1,181.10 for each $1,000 principal amount of 2011 Notes. 2011 Notes accepted for payment that are validly tendered subsequent to April 14, 2004 but on or prior to May 11, 2004, will receive the purchase price of $1,151.10 for each $1,000 principal amount of 2011 Notes accepted for payment in the Offer, which is equal to the total consideration minus the consent payment of $30 per $1,000 principal amount. In addition to the total consideration or purchase price payable in respect of 2011 Notes purchased in the Offer, the Company will pay accrued and unpaid interest to but not including the payment date for 2011 Notes purchased in the Offer.

The total consideration for the 2011 Notes was determined as of 2:00 p.m., New York City time, today by reference to a fixed spread of 50 basis points above the yield to maturity of the 2.00% U.S. Treasury Note due May 15, 2006.

The Offer will expire at 8:00 a.m., New York City time, on May 11, 2004, unless extended or earlier terminated. The Offer, the related tender offer for the company's 9.15% Senior Subordinated Notes due 2008 and concurrent consent solicitations are being conducted in connection with Extended Stay America's previously announced agreement to merge with an affiliate of The Blackstone Group (the "Merger"). The consummation of the tender offers is conditioned upon the successful completion of the Merger, among other conditions. The settlement date will promptly follow the expiration date.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offers are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 31, 2004 and the related Consent and Letter of Transmittal, as the same may be amended from time to time. Persons with questions regarding the tender offers should contact the Information Agent at (888) 887-0082 or the Dealer Managers at either
(877) 696-2327 (Bear, Stearns & Co. Inc.) or (800) 624-1808 (Morgan Stanley &
Co. Incorporated).


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